UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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WELLS FARGO FUNDS TRUST

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Notes:

March 18, 2003

Dear Shareholder:

We previously mailed you proxy materials relating to the Special Meeting of Shareholders of The Montgomery Funds, scheduled for April 25, 2003, at 10:00 a.m. Pacific Time. As of the date of this letter, we have not received your vote. If you have since submitted your vote, thank you for doing so and please disregard this notice. Otherwise, please read on.

YOUR VOTE IS IMPORTANT!!

For the reasons set forth in the proxy materials previously mailed to you, the Board of Trustees unanimously recommends that you vote in favor of the proposals and believes that the proposals are in the best interest of shareholders.

You may utilize any of the following three options to record your vote:

1.    Vote by Telephone You may cast your vote by calling the toll-free number listed on the enclosed proxy ballot. Have the control number found on your proxy ballot ready when prompted.

2.    Vote via the Internet You may cast your vote by logging onto the internet address located on the enclosed proxy ballot and following the instructions on the website.

3.    Vote by Mail You may cast your vote by signing, dating and mailing the enclosed proxy ballot in the postage-prepaid return envelope provided.

If you have any questions regarding this letter or need assistance in voting your shares, please call D.F. King & Co., Inc., the Funds' proxy solicitor, toll-free at 1-800-290-6424.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING TODAY!

Important Information to Help You Understand the Proposals

on which You Are Being Asked to Vote.

Below is a brief overview of the proposals on which you are being asked to vote. For full information on the proposals, please refer to the Combined Proxy Statement/Prospectus that we previously mailed to you. If you have questions regarding the proposals or need another copy of the Proxy Statement, please call your investment professional or the Montgomery Funds' proxy solicitation firm, D.F. King, Inc., toll-free at 1-800-290-6424. We appreciate you placing your confidence in us and look forward to helping you achieve your financial goals. Your vote is important.

Q: What is the first proposal that I am being asked to vote on?
 You are being asked to vote to approve an Agreement and Plan of Reorganization providing for the transfer of assets of certain Montgomery Funds into Wells Fargo Funds, as shown below.

MONTGOMERY FUNDS REORGANIZING INTO EXISTING WELLS FARGO FUNDS

Montgomery Fund	Existing Wells Fargo Fund
Montgomery Global Tech, Telecom and Media Fund	WF Specialized Technology Fund
Montgomery Government Money Market Fund	WF Government Money Market Fund
Montgomery Growth Fund	WF Large Company Growth Fund
Montgomery International Growth Fund	WF International Equity Fund
Montgomery Mid Cap Fund	WF Mid Cap Growth Fund

MONTGOMERY FUNDS REORGANIZING INTO NEW WELLS FARGO FUNDS

Montgomery Fund	New Wells Fargo Fund
Montgomery Emerging Markets Focus Fund	WF Montgomery Emerging Markets Focus Fund
Montgomery Emerging Markets Fund	WF Montgomery Emerging Markets Focus Fund
Montgomery Inst. Series: Emerging Markets Portfolio 9;	WF Montgomery Institutional Emerging Markets Fund
Montgomery Short Duration Government Bond Fund 9;	WF Montgomery Short Duration Government Bond Fund
Montgomery Small Cap Fund	WF Montgomery Small Cap Fund
Montgomery Total Return Bond Fund	WF Montgomery Total Return Bond Fund

Q: Has my Fund's Board of Trustees approved the Reorganization?
Yes. The Boards of the Montgomery Funds have unanimously approved the Reorganization, and recommend that you vote to approve it.

Q: Why is the Reorganization being recommended?
 The Reorganization is being recommended to achieve operational and administrative efficiencies arising out of a recent purchase by Wells Fargo & Company of certain business lines of Montgomery Asset Management, LLC.

Q: Are there potential benefits of the Reorganization?
 Yes. The Reorganization of certain Montgomery Funds into corresponding Wells Fargo Funds is expected to achieve increased purchasing power and market presence for the Montgomery Funds, and provide a more expansive product array within a much larger fund family with significantly greater distribution capabilities and exchange opportunities for you. The Wells Fargo Funds' investment adviser and sub-advisers offer breadth, depth and varied expertise of investment management personnel, which will be further enhanced by the addition of the MAM small cap, mid cap, emerging markets and fixed income investment professionals as employees of Wells Capital.

Q: Who will advise my Fund once the merger is completed?
 Funds Management and various sub-advisers that run the day-to-day operation of the Wells Fargo Funds will manage your Fund. Also, Wells Capital has hired the small cap, mid cap, emerging markets and fixed income portfolio management teams from MAM, and they are expected to continue to manage certain successor Wells Fargo Funds where appropriate.

Q: Will the fees and expenses of my Fund increase?
 Generally, no. You will pay the same or lower fees (after waivers and/or reimbursements) as a result of the Reorganization, with the following exceptions: Class B of the Montgomery Emerging Markets Focus Fund, Class C of the Montgomery Emerging Markets Fund and Class A, Class B and Class C of the Montgomery Total Return Bond Fund will have higher fees (after waivers and/or reimbursements) after the Reorganization.

Q: Will I, or my Fund have to pay fees or taxes as a result of the Reorganization?
 No. The Reorganization will not trigger any sales commission or other fees for shareholders or the Funds. Also, the Reorganization is expected to be a tax-free transaction for shareholders and the Montgomery Funds and the Wells Fargo Funds for U.S. federal income tax purposes.

Q: What is the second proposal that I am being asked to vote on?
 You are being asked to approve an Interim Advisory Agreement between Wells Capital and your Montgomery Fund.

Q: Why is an Interim Agreement being proposed to cover the time period from January 17, 2003 to the closing of the Reorganization?
 Commerzbank AG, MAM's parent company, decided to concentrate its investment advisory business in Europe and to sell most of MAM's advisory business lines. On January 17, 2003, Wells Fargo & Company purchased certain of MAM's assets, and in connection with this purchase, most of MAM's investment professionals became employees of Wells Capital. Thus, MAM was not in a position to continue to provide high quality advisory services to the Montgomery Funds during the interim period between January 17, 2003 and the closing of the Reorganization. Also, the purchase by Wells Fargo & Company terminated the existing advisory agreements between MAM and the Montgomery Funds. In anticipation of the termination of the agreements with MAM and the personnel changes at MAM and Wells Capital, the Boards of Trustees approved an Interim Agreement with Wells Capital to manage the Montgomery Funds during the interim period until the closing of the Reorganization. MAM will continue to provide critical administrative and operational services to the Montgomery Funds to ensure continuity during this interim period.

Q: Does the Interim Agreement differ substantively from the previous MAM Agreement? No. The Interim Agreement is identical to the previous MAM advisory agreements except for the date of the agreement, the identity of the interim investment adviser and certain terms required by law.

Q: Will approval of the Interim Agreement result in any increase in the fees that would be paid by any Montgomery Fund during the interim period?
 No. Wells Capital will receive the same fees that MAM would have received for managing the Montgomery Funds during the interim period.

Q: After the Reorganization, will I be able to exchange my investment into other Funds of the Wells Fargo Funds?
 Yes. Shareholders will be able to exchange Wells Fargo Fund shares received in the Reorganization for shares in the same class of other Wells Fargo Funds without additional charge anytime after the Reorganization.

Q: What happens if I do not wish to participate in the Reorganization of the Montgomery Fund in which I own shares, or what if I do not wish to own shares of the Wells Fargo Fund?
 You may redeem your Montgomery Fund shares on any day the funds are open for business prior to the closing date of the Reorganization. Of course, Wells Fargo Funds are also redeemable on any day that the Funds are open for business.

Q: When will the Reorganization occur?
 A Shareholder Meeting will be held on April 25, 2003. The approval of the Reorganization and the Interim Agreement by each Montgomery Fund will require the votes of the lesser of: (1) 67% of the shares present at the meeting, provided at least a majority of the shares are present at the meeting; or (2) a majority of the outstanding shares. We expect the Reorganization, if approved, to be completed on or about June 6, 2003.

Q: What happens if shareholders of a Montgomery Fund do not approve the Reorganization?
 In that event, the Montgomery Fund will not participate in the Reorganization and the appropriate Montgomery Funds' Board of Trustees will determine what further action is appropriate, including the possible liquidation of the Fund.

Q: How do I vote my shares?
 You can vote your shares by completing and signing the enclosed proxy ballot, and mailing it in the enclosed postage paid envelope. You may also vote your shares by calling the toll-free number on your proxy ballot or via the Internet at the website address printed on your proxy ballot. If you have any questions regarding the proposals or how to vote your shares, please call your investment professional or the Montgomery Funds' proxy solicitation firm, D.F. King, Inc., at 1-800-290-6424.

Q: What if I own shares of other funds in the Montgomery Funds family that are not participating in this Reorganization?
Other proxy materials will be mailed to you in the next few weeks if you own shares of the Montgomery Partners Absolute Return Fund, Montgomery Global Focus Fund, Montgomery Global Long-Short Fund and the Montgomery Global Opportunities Fund.

THE MONTGOMERY FUNDS

Introduction

Hello, my name is __________. I'm calling from DF King & Co., Inc., on behalf of your investment in the Montgomery Funds. May I please speak with __________? (If shares are registered jointly, ask to speak with one of the shareholders; If shares are registered in the form of an entity, ask to speak with someone authorized to vote the shares).

The Montgomery Funds mailed you proxy materials concerning the upcoming meeting of shareholders, which is scheduled for April 25, 2003. I am calling to find out if you have received these materials. Do you have a moment?

Have you received the proxy materials in the mail?

If not, then help the shareholder obtain the material he requires. If a NOBO, he/she should contact his/her broker. If registered, we will send the materials directly. In either case, make sure the address is correct, make any necessary corrections, and code the disposition as "14" or "15".

Are you familiar with the proposals? Do you have any questions?

Take time to answer all questions carefully. Do not give advice. Remind the shareholder that his/her Board Members have recommended that he/she vote in favor of all proposals. Most questions can be addressed by referring to the proxy statement and reading the appropriate sections. In the event that the shareholder has account specific questions that are beyond the scope of the proxy statement, please refer them or connect them to either Montgomery1-800-572-386 or Wells Fargo 1-800-222-8222.

At your earliest convenience, please vote by signing and dating the proxy ballot you received, and returning it in the envelope provided. If you like, I can record your vote over the telephone right now. Okay?

Allow the person to give you a response. If the person says he/she has already sent in the proxy, do not ask how he/she voted.

Here is how we will proceed. I will record this phone call. I will ask you for your name, (If shares are registered to an entity, then I will need your title and to confirm that you are authorized to direct the voting of entity name Montgomery Funds shares), your address, and the last 4 digits of your social security number (or Tax Identification Number if shares are registered to an entity). Finally, I will ask how many shares you own (answer optional) and confirm that you have received the proxy materials. Then I will take your votes. Within 72 hours, you will be mailed a letter confirming your votes, which will tell you how to make any changes you wish. Are you ready?

Begin the Vote

At this time, I'll begin recording the call. First, I'll reintroduce myself. My name is __________, calling from DF King & Co on behalf of Montgomery Funds. Today's date is __________ and the time is __________.

If the shareholder is an individual: May I please have your full name?

If shareholder is an entity: May I please have your title? Can you confirm that you are authorized to direct the voting of (entity name)'s holding of Montgomery Funds shares?

May I please have your address?

May I have the last 4 digits of your social security number? ( If shareholder is an entity, ask for Tax Identification Number)

Input the last 4 digits of the SSN. You may not proceed without this information. If the shareholder refuses to give this information, explain that it is for security purposes only, to assure that only the proper person can vote his shares. However, if the shareholder continues to resist, you have no choice but to politely end the call.

Do you know how many shares you own? [Response optional] If yes, how many?

Have you received the proxy materials?

Actual Voting

Your Board Members are asking you to consider a series of proposals that they have studied carefully. They recommend that you vote in favor of all proposals. Would you like to vote in favor of all the proposals as recommended by your Board?

If you are required to read the proposals individually, end each proposal by saying, "Your Board recommends that you vote in favor. How would you like to vote?" For most proposals, the valid responses are

F = For proposal.

A = Against proposal.

B = Abstain.

For Director voting, the only valid responses are:

F = For at least one or more of the nominees.

W = Withhold authority for all nominees.

Closing

I have recorded your votes. You have voted __________. Is that correct? As your voting agent I will execute a written proxy in accordance with your instructions and forward it on to the fund.

In the next 72 hours, we will mail you a letter by first class mail confirming your vote. If you wish to change your vote for any reason, please call us at the phone number listed in the letter. Thank you for your time.

THE MONTGOMERY FUNDS

Instructions for Leaving a Message on an Answering Machine

Hello, my name is _______________. I am calling from D.F. King & Co., Inc. I am calling on behalf of the investment ___________ (shareholder's name) has with Montgomery Funds. D.F. King is assisting Montgomery Funds with the upcoming Shareholder Meeting scheduled for April 25, 2003. As an owner of the fund, you should have received proxy materials recently in the mail. I would just like to remind you to, at your earliest convenience, please sign, date and mail the proxy ballot(s) in the return envelope provided to you. If you wish to give instructions on the vote by telephone, or if you have any questions about this message or the voting process, please call D.F. King & Co., Inc. at 1-800-290-6424 [Mon - Sat 9:00am - 10:00pm eastern standard time], and we would be happy to assist you. Thank you for your time.